Exhibit 5.1
July 29, 2005
Evergreen Solar, Inc.
138 Bartlett Street
Marlboro, MA 01752
RE: REGISTRATION STATEMENT ON FORM S-8
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about July 29, 2005 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of 3,380,000 shares of your common stock (the “Shares”), 3,000,000 of which have been reserved for issuance under the Amended and Restated 2000 Stock Option and Incentive Plan and 380,000 of which have been reserved for issuance under the Amended and Restated 2000 Employee Stock Purchase Plan (together, the “Plans”). As your legal counsel, we have examined the proceedings proposed to be taken in connection with the issuance and sale of the Shares to be issued under the Plans.
It is our opinion that the Shares to be issued, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.
Very truly yours,
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation
/s/ Wilson Sonsini Goodrich & Rosati